CERTIFICATE OF INCORPORATION
                          OF
              ROAN AMERICAN CORPORATION

FIRST, The name of the Corporation is Roan American
Corporation.

SECOND, Its registered office in the state of Delaware is to be located at 710 Yorktown Road, Hockessin, Delaware, County of New Castle. The registered agent is Registered Agents,
Ltd., whose address is the same as above.

THIRD, The nature of the business and purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware
General Corporation Laws.

FOURTH, The amount of total authorized capital stock of the corporation is 1000 shares of no par value.

FIFTH, The name and address of the incorporator are as
follows:	Rita Brown
		710 Yorktown Road
		Hockessin, DE  19707

SIXTH, Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand.

				Signature of Incorporator